UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
November 27, 2006
Date of Report (Date of earliest event reported)
CARDIAC SCIENCE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51512	94-3300396

(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021

(Address of Principal Executive Offices)	(Zip Code)
(425) 402-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On November 27 2006, the Board of Directors of Cardiac Science Corporation (the “Company”) appointed Timothy C. Mickelson, Ph.D., to fill an existing vacancy on the Company’s Board of Directors and appointed Dr. Mickelson to the Audit and Nominating and Governance Committees of the Board of Directors.
     For his services as a non-employee director, Dr. Mickelson will be entitled to receive the standard compensation for a non-employee director of the Company. Under this compensation program, Dr. Mickelson will be paid an annual stipend in cash of $15,000 and cash compensation of $1,000 for attending board meetings in person and $600 for attending Audit Committee and Nominating and Governance Committee meetings. For telephonic meetings, Dr. Mickelson will receive 60% of the regular meeting compensation. All stipends and meeting attendance fees will be paid quarterly in arrears. Dr. Mickelson will also be reimbursed for reasonable expenses incurred in attending board and committee meetings.
     The compensation program for non-employee directors also includes a stock option grant program that is administered under the terms and conditions of our 2002 Stock Incentive Plan. Under the stock option program, on November 27, 2006, Dr. Mickelson automatically received an initial option to purchase 7,500 shares of our common stock with an exercise price of $8.31 per share. This option will vest and become exercisable for one-fourth of the option shares after one year and will vest and become exercisable for 1/36 of the remaining option shares on a monthly basis over the next three years, even if Dr. Mickelson resigns or retires from the board prior to the end of the four-year vesting period. In addition to this initial option grant, under the non-employee director stock option grant program, Dr. Mickelson will automatically receive an option to purchase 7,500 shares immediately following each year’s annual stockholders meeting. Each option granted annually to Dr. Mickelson will vest and become exercisable for one-fourth of the option shares after one year and will vest and become exercisable for 1/36 of the remaining option shares on a monthly basis over the next three years, even if Dr. Mickelson resigns or retires from the board prior to the end of the four-year vesting period. The exercise price for all options granted annually to Dr. Mickelson under the non-employee director stock option grant program will be the fair market value of our common stock on the date of grant. All options will have a ten-year term, except that options expire six months after the date on which all options held by Dr. Mickelson as of the date that he ceases service as a director for reasons other than death have fully vested. If Dr. Mickelson ceases service as a director due to his death, all options will vest and become immediately exercisable and terminate after one year. Upon consummation of a change of control transaction, unless the acquiring or successor company (or its parent) assumes or substitutes for the options held by Dr. Mickelson, all outstanding options then held by Dr. Mickelson shall vest and become immediately exercisable.

Item 7.01.	Regulation FD Disclosure.
     On November 28, 2006, we issued a press release regarding the appointment of Dr. Mickelson to the Board of Directors, which is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

No.	Description

99.1	Press release issued by Cardiac Science Corporation dated November 28, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE CORPORATION
	By:	/s/ MICHAEL K. MATYSIK
Michael K. Matysik
Senior Vice President and Chief Financial Officer

Dated: November 28, 2006

INDEX TO EXHIBITS

No.	Description

99.1	Press release issued by Cardiac Science Corporation dated November 28, 2006